Exhibit 3.1

BYLAWS

(AMENDED AND RESTATED THROUGH NOVEMBER 25, 2020)

SOUTH JERSEY INDUSTRIES, INC.
(the “Company”)

ARTICLE I

SHAREHOLDERS

1.1
Place of Meetings.  Meetings of the shareholders shall be held at such place or, to the extent provided by law, in part or solely by means of remote communication, as may be designated by the Board of Directors in the notice of meeting.

1.2
Annual Meeting.  An annual meeting of the shareholders for the election of Directors and for other business may be held at such place, if any, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Company may postpone, reschedule or cancel any annual meeting of shareholders previously scheduled by the Board of Directors. The annual meeting of the shareholders shall be presided over by the chairman of the Board of Directors or such other person as determined by the Board of Directors.

1.3
Special Meetings.  Special meetings of the shareholders may be called at any time by the Chairman or by action of a majority of the Board of Directors. Upon the application of the holder or holders of not less than 10% of all shares entitled to vote at a meeting, the Superior Court of New Jersey, in an action in which the court may proceed in a summary manner, for good cause shown, may order a special meeting of the shareholder to be called and held at such time and place, upon such notice and for the transaction of such business as may be designated in such order. The Company may postpone, reschedule or cancel any special meeting of shareholders previously scheduled by the Board of Directors. Any special meeting of the shareholders shall be presided over by the chairman of the Board of Directors, or, in the absence thereof, by such person as the chairman of the Board of Directors shall appoint, or, in the absence thereof or in the event that the chairman shall fail to make such appointment, any officer of the Company elected by the Board of Directors.

1.4
Notice.  Written notice of the time, place and purpose of every meeting of shareholders and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and entitled to vote at such meeting, shall be given not less than 10 nor more than 60 days before such meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at the meeting. The written notice required by this Section 1.4 may be satisfied by a Notice of Internet Availability of Proxy Materials under SEC Rule 14a-16 (or any successor rule) delivered, either personally or by mail, to each shareholder of record provided that such Notice contains the information required by this Section 1.4 and any other information required by law.

1.5
Quorum and Voting.  At all meetings of shareholders, a majority of the outstanding shares of capital stock entitled to vote, represented by shareholders in person or by proxy, shall constitute a quorum for the transaction of business. At all meetings of shareholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before the meeting shall be decided by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon. In the absence of a quorum, the Chairman or his designee presiding over the meeting may adjourn the meeting from time to time without notice other than by oral announcement at the meeting, until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting.  In the event quorum is present at a meeting of the shareholders, only the Board of Directors or the officer presiding over the meeting may adjourn the meeting and may do so for any reason from time to time without notice other than by oral announcement at the meeting.  If a quorum is present at the original duly organized meeting of shareholders, it shall also be deemed present at an adjourned session of such meeting, unless a new record date is set for the adjourned session.

1.6
Business and Nominations at Meetings of Shareholders.   Except as otherwise provided by law, or in these Bylaws, the business shall be conducted, and nominations shall be made, at any meeting of the shareholders only if brought before the meeting:

(a)	by or at the direction of the Board of Directors or the officer presiding over the meeting, or

(b)	by any shareholder of the Company who:

(i)	was a shareholder of record of the Company at the time of the giving of notice provided for in this Section 1.6 and was a shareholder of record at the time of the annual meeting;

(ii)	is entitled to vote with respect thereto; and

(iii)	provides a written notice given to the Secretary of the Company (the “Shareholder Notice”) in accordance with all of the following requirements:

(1)
Each Shareholder Notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is more than 30 days before or 70 days after such anniversary date or if no such meeting was held in the preceding year, notice by a shareholder shall be timely only if received (a) not earlier than 120 days prior to such annual meeting and (b) not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of the Shareholder Notice.

(2)	A Shareholder Notice given to the Corporate Secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting:

(I)
a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the text of the proposal or business (including the complete text of any resolutions proposed for consideration) and, in the case of a nomination as to each person whom such shareholder proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) the written consent of each such proposed nominee to serve a full term as a director of the Company, if elected, and (c) a statement that each such proposed nominee, and any other person or entity on whose behalf the nomination is being made, shall provide to the Corporate Secretary promptly upon request the questionnaire, representation and agreement specified in Section 2.6 of these Bylaws. The number of nominees a shareholder may nominate for election at the annual meeting shall not exceed the number of directors to be elected at such annual meeting.

(II)
the name and address, as they appear on the Company’s share register, of the shareholder proposing such business or nomination, and the name and address of any beneficial owner on whose behalf the proposal is made;

(III)
(1) the class or series and number of shares of the Company’s capital stock that are, directly or indirectly, beneficially owned by such shareholder or any such beneficial owner, (2) any option, warrant, convertible security, stock appreciation right, swap, or similar right or agreement with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or which is intended to increase or decrease (or has the effect of increasing or decreasing) the voting power of any proponent person with respect to the shares of any class or series of shares of the Company, whether or not such instrument or right or agreement shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”), owned beneficially, directly or indirectly, by such shareholder or any such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the Company, (3) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder or any such beneficial owner has a right, or has given any other person a right, to vote any shares of the Company or influence the voting over any such shares, (4) any short interest of such shareholder or any such beneficial owner in any security of the Company (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the Company owned beneficially, directly or indirectly, by such shareholder or any such beneficial owner that are separated or separable from the underlying shares of the Company, (6) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by or through any entity, including without limitation, a general or limited partnership in which such shareholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than an asset-based fee) that such shareholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or any such beneficial owner’s immediate family sharing the same household;

(IV)
a representation that the shareholder is a holder of record of stock of the Company at the time of the giving of notice provided for in this Section 1.6, is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(V)
a representation whether the shareholder or any such beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or nomination and/or (2) otherwise to solicit proxies from shareholders in support of such proposal or nomination;

(VI)	a representation whether the shareholder is being financed or indemnified by any third party for making such proposal or nomination;

(VII)	any material interest, agreement, undertaking or arrangement of such shareholder or any such beneficial owner relating to such business or nomination; and

(VIII)
such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and the shareholders of the Company to consider the proposal or nomination.

(3)
A shareholder providing notice of business or nomination pursuant to this Section 1.6 shall further update and supplement such notice and other information provided to the Company so that the information provided or required to be provided in such notice, as the case may be, shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered in writing to the Corporate Secretary at the principal executive offices of the Company not later than 10 days after the record date of the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). Notwithstanding anything in this Section 1.6 to the contrary, any misstatement or omission of material fact necessary in order to make the statements made, in light of the circumstances, not misleading, as determined by the Board of Directors in its sole discretion, contained in the Shareholder Notice or questionnaire specified in Section 2.6 of these Bylaws, or any violation of the representations specified in this Section 1.6 and representation and agreement specified in Section 2.6 of these Bylaws, shall make such proposal of business or nominee ineligible to be transacted or acted upon at the meeting and such proposal of business or nominee shall be disregarded in full. Notwithstanding anything in these Bylaws to the contrary, no business or nomination shall be brought before or conducted at the annual meeting except in accordance with the provisions of this Section 1.6. The officer or director of the Company or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that the business or nomination was not properly brought before the meeting in accordance with the provisions of this Section 1.6, as the case may be, and, if he or she shall so determine, he or she shall so declare to the meeting and any such business or nomination so determined to be not properly brought before the meeting shall be disregarded in full and shall not be transacted or acted upon at the meeting.

(4)
At any special meeting of shareholders, the business transacted and matters presented to shareholders shall be limited to the purposes stated in the notice of the meeting. With respect to a special meeting held pursuant to the application of a shareholder or shareholders to the Superior Court as set forth in Section 1.3, (i) the purposes for the special meeting shall be limited to those specified in the order in the event that the shareholder or shareholders are entitled by law to call the meeting because the Board does not do so, and (ii) no later than 10 days after the shareholder or shareholders requesting such special meeting has or have delivered their application to the Superior Court of New Jersey as required by law with respect to such special meeting, such shareholder or shareholders shall deliver in writing to the Corporate Secretary the information required by clauses (I) through (VIII) of paragraph (b)(2) of this Section 1.6 (which information shall be updated by the shareholder or shareholders as required by paragraph (b)(3) of this Section 1.6).

(5)
Any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to matters to be considered pursuant to these Bylaws (including this Section 1.6), and compliance with Section 1.6 shall be the exclusive means for a shareholder to bring nominations or business before meetings of shareholders. Notwithstanding the foregoing, this Section 1.6 does not apply to any shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act, in which case the requirements, procedures, and notice deadlines of Rule 14a-8 shall govern any proposal made pursuant thereto.

1.7	Action Without a Meeting; Consent Record Date.

(a)
Any shareholder seeking to have the shareholders authorize or take corporate action by consent (a “Shareholder Requested Consent Solicitation”) shall, by written notice to the Corporate Secretary of the Company at the principal executive offices of the Company, first request that the Board of Directors fix a Consent Record Date (as defined below) for such purpose.  In order that the Company may determine the shareholders entitled to consent to corporate action without a meeting, the Board of Directors may fix a record date (the “Consent Record Date”), which date shall not precede the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors. Any shareholder seeking to commence a Shareholder Requested Consent Solicitation shall, by written notice to the Corporate Secretary of the Company at the principal executive offices of the Company, first request that the Board of Directors fix a Consent Record Date for such purpose. The Board of Directors shall promptly, but in any event within the later of 10 days after the date on which such a request is received or five (5) days after delivery of any information requested by the Company to determine the validity of any such request or whether the action to which such request relates is an action that may be taken by consent of shareholders without a meeting under applicable law. If such request is valid, the Board of Directors may adopt a resolution fixing the Consent Record Date (unless a Consent Record Date has previously been fixed by the Board of Directors pursuant to this Section 1.7). If (i) the request required by the second sentence of this Section 1.7(a) has been determined by the Board of Directors to be valid and to relate to an action that may be effected by consent in accordance with applicable law or (ii) no such determination shall have been made by the date required by the second sentence of this Section 1.7(a), and in either event no Consent Record Date has been fixed by the Board of Directors, the Consent Record Date shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Company in accordance with this Section 1.7. If no Consent Record Date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the Consent Record Date shall be at 5:00 p.m. Eastern Time on the date on which the Board of Directors adopts the resolution taking such prior action. For purposes hereof, a “Consent Requesting Person” shall mean (1) the shareholder or shareholders of record making the request to fix a Consent Record Date, (2) the beneficial owner or beneficial owners, if different from the shareholder of record, on whose behalf such request is made and (3) any affiliate of such shareholder of record or beneficial owner(s).

(b)
To be in proper form for purposes of subsection (a) of this Section 1.7, a request by a shareholder for the Board of Directors to fix a Consent Record Date shall set forth the action proposed to be taken by consent of shareholders without a meeting and, as to each matter to be submitted for shareholder action by consent in the Shareholder Requested Consent Solicitation and each Consent Requesting Person, include any other information required to be set forth in a notice under Section 1.6 of these Bylaws as if such matter were to be considered at an annual meeting of shareholders, except that for purposes of this Section 1.7(b), the term “Consent Requesting Person” shall be substituted for the term “shareholder” in all places it appears in Section 1.6 of these Bylaws, as applicable. Notwithstanding anything to the contrary contained in this Section 1.7(b), upon receipt of a request by a shareholder to set a record date in order to have shareholders authorize or take corporate action by consent, the Board of Directors may require the shareholder(s) submitting such request to furnish such other information as may be requested to determine the validity of the request required by this Section 1.7 and to determine whether such request relates to an action that may be effected by consent of shareholders without a meeting under applicable law and any other information that could be material to the shareholders.

(c)
The Corporate Secretary of the Company shall not accept, and shall consider ineffective, any request to set a Consent Record Date that (i) does not comply with this Section 1.7, (ii) relates to an action proposed to be taken by consent of shareholders without a meeting that is not a proper subject for shareholder action under applicable law, (iii) includes an action proposed to be taken by consent of shareholder without a meeting that did not appear on the written request that resulted in the determination of the Consent Record Date or (iv) does not comply with applicable law. Notwithstanding anything in the Bylaws to the contrary, if the Board of Directors determines that any request to fix a Consent Record Date was not properly made in accordance with this Section 1.7, or determines that the shareholders of record requesting that the Board of Directors fix such Consent Record Date have not otherwise complied with this Section 1.7, then the Board of Directors shall not be required to fix such Consent Record Date.

ARTICLE II

DIRECTORS

2.1
Powers, Number, Classification and Election.  The business and affairs of the Company shall be conducted and managed by its Board of Directors, which shall have all the powers of the Company except such as are by statute, by the Certificate of Incorporation, or by these Bylaws conferred upon or reserved to the shareholders. The number of Directors shall be fixed exclusively by resolution of the Board of Directors. The number of directors of the Company shall be not less than nine (9) nor more than thirteen (13) as determined by the Board of Directors from time to time. The members of the Board of Directors shall be elected annually as provided by Article SIXTH of the Company’s Certificate of Incorporation and each director  shall hold office for a term expiring at the next annual meeting of shareholders and until his or her successor, if any is duly elected and qualified, or at the time of the earlier death, resignation, retirement, removal or disqualification of the director.

2.2	Meetings; Action Without a Meeting.

(a)	Place of Meetings. Meetings of the Board of Directors shall be held at such place as may be designated by the Board or in the notice of the meeting.

(b)
Regular Meetings.  Regular meetings of the Board of Directors shall be held on such dates as may be fixed, from time to time, by a majority of the Directors at a meeting or in writing without a meeting.

(c)
Special Meetings.  Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or by a majority of the members of Board of Directors at a meeting or in writing without a meeting.

(d)	Notice. Notice of the time and place of every meeting, which need not be in writing, shall be given to each Director at least two days before the meeting.

(e)
Quorum; Voting.  At all meetings of the Board of Directors, or any committee thereof, a majority of the total number of the members shall constitute a quorum for the transaction of business, provided that a quorum shall never be less than two persons, except as otherwise set forth in these Bylaws, the Company’s Restated Certificate of Incorporation or applicable law. Except in cases in which it is by law, by the Restated Certificate of Incorporation, or by these Bylaws otherwise provided, the act of a majority of members present at a meeting of the Board or of a committee at which a quorum is present shall be the act of the Board of Directors or the respective committee. In the absence of a quorum, the members present by majority vote may adjourn the meeting from time to time without notice other than by oral announcement at the meeting, until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

(f)
Participation.  Any or all directors may participate in a meeting of the Board of Directors by means of conference telephone or any means of communications by which all persons participating in the meeting are able to hear each other.

(g)
Action without a Meeting.  Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board of Directors may be taken without a meeting if, prior to or subsequent to such action, all members of the Board of Directors consent thereto in writing and such written consents are filed with the minutes of the proceedings of the Board of Directors.

2.3
Newly Created Directorships and Vacancies.  Newly created Directorships resulting from an increase in the number of Directors and vacancies occurring in the Board of Directors for any reason shall be filled solely by vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. The person so elected by the Board of Directors to fill a newly created Directorship or a vacancy shall be elected to hold office until the next succeeding annual meeting of shareholders and until his successor shall be duly elected and qualified or until his earlier death, resignation or removal.

2.4
Committees. The Board of Directors may by resolution designate one or more committees having such powers, duties and authority and consisting of such number of directors as appointed to such committee by the Board of Directors. The Board of Directors may provide by resolution for compensation and payment of expenses to committee members and alternate members. Any such committee, to the extent permitted by law and provided in such resolution, shall have and exercise the authority of the Board of Directors in the management of the business and affairs of the Company as prescribed in such Committee’s charter duly adopted by the Board of Directors, and shall have power to fix its own rules of procedure, provided that, no committee shall, without the consent of the full Board of Directors (a) make, alter or repeal any by-law of the Company, (b) elect or appoint any director, or remove any officer or director; (c) submit to shareholders any action that requires shareholders' approval; or (d) amend or repeal any resolution theretofore adopted by the Board which by its terms is amendable or repealable only by the Board.

2.5
Emergency Management Committee. If, as a result of a catastrophic event, such as physical disaster, war, nuclear or other attack, global pandemic or other emergency conditions, neither a quorum of the Board nor the Executive Committee can be convened to act, an Emergency Management Committee, consisting of all readily available members of the Board of Directors, shall automatically be formed. In such case, two (2) members shall constitute a quorum. The Emergency Management Committee shall possess and may exercise all the powers as may be permitted by law and shall act in such manner as the Emergency Management Committee shall deem best for the interests of the Company, in all cases in which specific directions shall not have been given by the Board. Other provisions of these Bylaws notwithstanding, the Emergency Management Committee (1) shall call a meeting of the Board as soon as circumstances permit for the purpose of filling vacancies on the Board and its committees and to take such other action as may be appropriate, and (2) if the Emergency Management Committee determines that less than a majority of the members of the Board are available for service, the Committee shall issue a call for a special meeting of stockholders to be held at the earliest date practicable for the election of directors.

2.6
Director Information.  Each person proposed as a nominee for election or reelection as a director shall deliver (in accordance with any applicable time periods prescribed for delivery by the Corporate Secretary of the Company) to the Corporate Secretary at the Company’s principal executive office a completed and signed (a) questionnaire with respect to the background and qualification of such person and the background of any person or entity on whose behalf the nomination is being made (which questionnaire shall be requested in writing from the Corporate Secretary and provided by the Corporate Secretary within 10 days after receiving such written request), and (b) a written representation and agreement (in the form provided by the Corporate Secretary upon written request), that such person proposed as a nominee:

(a)
is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such nominee, if elected as a director of the Company, will act or vote as a director on any issue or question to be decided by the Board or any issue or question that otherwise relates to the Company or such person’s service on the Board;

(b)
is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person (other than with the Company) that has not been disclosed to the Company, including any agreement to indemnify such person for obligations arising as a result of his or her service as a director of the Company, and has not and will not receive any compensation or payment from any person (other than the Company) that has not been disclosed to the Company, in each case in connection with such nominee’s nomination, service or action as a director of the Company; and

(c)
in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable law and stock exchange listing standards and with the Company’s policies, guidelines and principles applicable to directors, including, without limitation, the Company’s governance guidelines, code of business conduct and ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines, and any other codes, policies and guidelines of the Company or any rules, regulations and listing standards, in each case as applicable to directors.

ARTICLE III

OFFICERS

3.1
Officers.  The officers of the Company shall be a President (who may be designated by resolution of the Board as the Chief Executive Officer), a Principal Financial Officer, one or more Vice Presidents (one or more of whom may be designated as Executive Vice President or Senior Vice President), a Secretary and a Treasurer. The Chairman of the Board may also be elected as an Officer and if so elected by the Board of Directors, may be designated the Chief Executive Officer, in which case the President shall then be the Chief Operating Officer. If the Chairman of the Board is elected as an Officer and is not designated by resolution of the Board as the Chief Executive Officer, the President shall then be the Chief Executive Officer. The Officers shall be elected annually by the Board of Directors following the annual meeting of shareholders and each such officer shall hold office until the corresponding meeting next year and until his successor shall have been duly chosen and qualified, or until he shall resign or shall have been removed. Any vacancy in any of the above-mentioned offices may be filled for the unexpired term by the Board of Directors at any regular or special meeting.

3.2
Authority, Duties and Compensation.  The Officers shall have such authority, perform such duties and serve for such compensation as shall be provided in these Bylaws or as may be determined by resolution of the Board of Directors. The President shall have general charge and supervision of the business of the Company, subject to the control of the Board of Directors, and may perform any act and execute any instrument in the conduct of the business of the Company. The other Officers shall have the duties and powers usually related to their offices, except as the Board of Directors or the Chairman of the Board shall otherwise determine from time to time.

3.3
Assistant and Subordinate Officers.  The Board of Directors, or such Officer as the Board shall so authorize, may choose one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such subordinate Officers as it may deem desirable. Each Assistant and subordinate Officer, if any, shall hold office for such period, shall have such authority and perform such duties, and shall receive such compensation as the Board of Directors or the Chairman of the Board, or such other Officer as the Board shall so authorize, may prescribe.

3.4
Officers Holding Two or More Offices.  Any two of the above-mentioned offices may be held by the same person, but no officers shall execute, acknowledge, or verify any instrument in more than one capacity, if such instrument be required by statute, by the Certificate of Incorporation, or by these Bylaws, to be executed, acknowledged, or verified by any two or more officers.

ARTICLE IV

INDEMNIFICATION

4.1
Right to Indemnification. The Company shall indemnify any corporate agent against his expenses and liabilities in connection with any proceedings involving the corporate agent by reason of his being or having been such a corporate agent to the extent that (a) such corporate agent is not otherwise indemnified; and (b) the power to do so has been or may be granted by statute; and for this purpose the Board of Directors may, and on request of any such corporate agent shall be required to, determine in each case whether or not the applicable standards in any such statute have been met, or such determination shall be made by independent legal counsel if the Board so directs or if the Board is not empowered by statute to make such determination.

4.2
Prepayment of Expenses.  To the extent that the power to do so has been or may be granted by statute, the Company shall pay expenses incurred by a corporate agent in connection with a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of such corporate agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified as provided by statute.

4.3
Indemnification Not Exclusive. This indemnification shall not be exclusive of any other rights to which a corporate agent may be entitled, both as to any action in his official capacity or as to any action in another capacity while holding such office, and shall inure to the benefits of the heirs, executors or administrators of any such corporate agent.

4.4
Insurance and Other Indemnification.  The Board of Directors shall have the power to (a) purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has been or may be granted by statute and (b) give other indemnification to the extent permitted by law.

4.5	Definitions. As used in this Article,

(a)
“corporate agent” means any person who is or was a Director, officer, employee or agent of the Company and any person who is or was a Director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the Company, or the legal representative of any such Director, officer, trustee, employee or agent;

(b)
“other enterprise” means any domestic or foreign corporation, other than the Company, and any partnership, joint venture, sole proprietorship, trust or other enterprise whether or not for profit, served by a corporate agent;

(c)	“expenses” means reasonable costs, disbursements and counsel fees;

(d)	“liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

(c)
“proceedings” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

ARTICLE V

SHARE CERTIFICATES AND
UNCERTIFICATED SHARES

5.1
Share Certificates.  Except as provided in Section 5.4, every shareholder of record shall be entitled to a share certificate representing the shares held by him and such certificates shall conform to all applicable provisions of law.

5.2
Transfer of Shares.  The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient and in accordance with law concerning the issue, transfer, and registration of share certificates.

5.3
Mutilated, Lost or Destroyed Certificates.  The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Company alleged to have been mutilated, lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it deems adequate, to protect the Company from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed.

5.4
Uncertificated Shares.  The Board of Directors may provide that some or all of the shares of any class or series of stock of the Company shall be represented by uncertificated shares. Within 20 days after the issuance or transfer of uncertificated shares, the Company shall send to the registered owner thereof a written notice stating that the Company is organized under the laws of New Jersey, the name of the person to whom the shares were issued, the number and class, and the designation of the series, if any, of such shares, and containing any other information required by law or deemed advisable by the Company to be included in such notice.

Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

ARTICLE VI

MISCELLANEOUS

6.1	Fiscal Year. The fiscal year of the Company shall be the calendar year, unless otherwise provided by the Board of Directors.

6.2
Amendments.  These Bylaws may be amended or repealed (i) by the Board of Directors at any regular or special meeting of the Board of Directors, or (ii) except as otherwise provided in Article NINTH of the Certificate of Incorporation of the Company, as amended, by action of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of Directors, considered for this purpose as one class.